AMERICAN PETROLEUM GROUP, INC.
                         ------------------------------

     CORPORATE OFFICE: 1400 N. GANNON DRIVE - 2ND FLOOR, HOFFMAN ESTATES, IL
                                     60194
                    PHONE: (847) 310-9416 FAX: (847) 310-1239



                                                                  August 3, 2005

Ms. Jennifer Goekin
United States Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549-7010

         RE:      AMERICAN PETROLEUM GROUP, INC.
                  FORM 10-KSB FOR FISCAL YEAR ENDED DECEMBER 31, 2004 FILED APRIL 1, 2005
                  FORM 10-QSB/A FOR FISCAL QUARTER ENDED MARCH 31, 2005 FILED MAY 27, 2005
                  FILE NO. 0-049950

Dear Ms. Goeken:

      Please accept this as confirmation of the discussion between your self and our General Counsel, Michael S. Krome, Esq., that the above reference company will be filing corrected and amended filings on or before August 10, 2005.

      Please feel free to contact our General Counsel, at (631) 737-8381 or myself, if you have any questions.


                                                      Very truly yours,

                                                      /s/
                                                      ------------------------
                                                      James Carroll
                                                      Chief Accounting Officer